EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13G to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.

AURUM VENTURES M.K.I. LTD.

By: /s/ Nili Lesnik
Name: Nili Lesnik
Title: Chief Executive Officer

By: /s/  Dan Gelvan
Name: Dan Gelvan
Title: Managing Director- Life Sciences

Date: February 17, 2015

/s/ Morris Kahn
MORRIS KAHN

Date: February 17, 2015